EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of January 1, 1996, between EQUITY ONE, INC., a Maryland corporation (the "Employer"), and CHAIM KATZMAN (the "Employee").


                              W I T N E S S E T H:

         WHEREAS, the Employer desires to employ the Employee as its Chairman of the Board of Directors, president and chief executive officer on the terms and conditions set forth in this Agreement; and

         WHEREAS, the Employee desires to accept such employment on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. TERM. The term of this Agreement shall commence on the date hereof, and shall continue for a period of seven (7) years and shall be automatically renewable for additional seven (7) year term unless either party gives the other party prior written notice of intent not to renew at least 180 days prior to the expiration of the initial term.

         2. DUTIES. The Employee is engaged to act as Chairman of the Board of Directors, President and Chief Executive Officer of the Employer. The Employee shall be in complete charge of the operations of the Company, and shall have full authority and responsibility for formulating policies, in accordance with the actions of the Board of Directors, and administering the Company in all respects. His powers shall include the authority to hire and fire personnel, and to retain consultants when he deems necessary to implement the Employer's policies. In addition, the Employee shall have such other duties as may from time to time be reasonably assigned to him by the Board of Directors of the Employer.

3. TIME DEVOTED.

         (a) During the period of his employment hereunder, and except for illness, reasonable vacation periods and reasonable leaves of absence, the Employee shall devote so much of his business time, attention, skill and efforts as shall be required for the faithful performance of his duties hereunder, excluding state, federal and religious holidays observed. However, the Employee may serve, or continue to serve, on the Boards of Directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Employer or the Employer's business or adversely affect


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the performance of the Employee's duties pursuant to this Agreement.

         (b) The Employer recognizes that the Employee presently is the Chairman of the Board of Directors, Chief Executive Officer and President of Gazit, Inc. and certain of its affiliates and has an involvement in other ventures and businesses to which the Employee will devote, from time to time, his time and effort. Notwithstanding the generality of the provision found in Paragraph 3(a), above, the Employee may, directly or indirectly, engage in other businesses not in competition with the Employer in the United States, which may include non-commercial real estate acquisitions, development and management, provided that Employee's involvement in such other business shall not adversely affect the Employee's performance of his duties pursuant to the terms of this Agreement nor detrimentally affect the affairs and business of the Employer. Further, Employee may, directly or indirectly, engage in other businesses outside the United States, without limitation. For purposes of this Agreement, "non-commercial real estate" shall mean any real estate that is not an office building, warehouse or industrial complex or retail center or mall, excluding such types of properties that are located within a primarily non-commercial project.

4. COMPENSATION.

         (a) For all services rendered by this Employee in any capacity during his employment under the Agreement, the Employer shall pay the Employee as compensation Two Hundred Forty Thousand and No/100 Dollars (US$240,000.00) per annum for the first year, payable, in advance, in quarterly installments, on the first day of each calendar quarter.

         (b) The salary of the Employee may be supplemented by a bonus for outstanding services rendered to the Employer, as determined by the Board of Directors of the Employer in its sole discretion.

         (c) The Employer shall provide, at Employer's cost, the Employee with suitable automobile, including all related maintenance, repairs, insurance, and other costs. Such automobile may be used by the Employee and the Employee's immediate family at no cost to the Employee.

         (d) The Employer shall provide, at Employer's cost, the Employee with cellular telephones (portable and in the car), business telephone lines and related telephone and telefax at his house. The cost of any service therefor, which the parties recognize are necessary to the Employee's performance of his duties hereunder, shall be borne by the Employer. The Employer recognizes and agrees that the Employee shall have personal use of said telephones and equipment at no cost to the Employee. The Employee shall not be required to reside and perform his duties within the United States.


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         (e) Compensation for the second year and any additional years, shall be increased on January 1st of each year, commencing on January 1, 1997, by the greater of six percent (6.00%) or the rate of increase of the Consumer Price Index as determined by the United States Department of Labor for the year immediately preceding each anniversary of this Agreement.

         (f) The Employer shall reimburse the Employee for all reasonable expenses incurred by him in the discharge of his duties hereunder. The Employer shall provide the Employee with credit cards for the payment of business expenses issued either in the name of the Employer with the Employee as authorized user or in the name of the Employee for the account of the Employer, and balances thereon shall be payable by Employer. The Employee shall maintain detailed records of such expenses in such form as the Employer may reasonably request and make such records available to the Employer as and when requested.

         (g) All sums payable to the Employee hereunder shall be subject to all federal, state and municipal laws or governmental regulations now or hereafter in existence requiring the withholding, deduction, or payment therefrom of sums for income or other taxes payable by or for or assessable against the Employee, it being agreed that the Employer shall act thereon in accordance with its interpretation and good faith of any such laws or regulations.

         (h) The Employee has Series A options issued by the Employer granting him the right to acquire up to 107,500 shares of the Employer's capital stock at a total exercise price of $1,128,750.00. It is understood and agreed that, should the Employee desire to exercise his options, in whole or in part, to acquire such shares, and as further consideration for the Employee entering into this Agreement, the Employer hereby agrees to lend to the Employee the amounts necessary to permit the Employee to acquire the stock pursuant to the options (the "Employee Loan"). The Employee shall exercise the options pursuant to the terms thereof and the Employer shall issue the stock to the Employee. Upon such issuance, the Employee shall deliver to the Employer a fully executed Promissory
Note in the form attached hereto as Exhibit "A" and a fully executed Stock Pledge Agreement in the form attached hereto as Exhibit "B" and, immediately thereupon, the Employer shall issue stock certificates evidencing the Employee's ownership of the shares acquired. The Employee shall thereafter deliver to the Employer all original stock certificates in accordance with the terms of the Stock Pledge Agreement.

         (i) In the event that at any time during the term of this Agreement, the Employer proposes to register any of its securities under the Securities Act of 1933, as amended, the Employer shall give the Employee the right and opportunity to register, each time that the Employer so proposes, any or all securities of the Employer held by the Employee, including, any stock options and securities subject to such stock options.


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         5. OPTIONS. The Employer shall issue to the Employee, pursuant to the
Employer's existing Stock Option Plan or other similar plan, options to acquire 100,000 shares of the Employer's capital stock, at an exercise price of $24.75 per share, such price to change downward only each fiscal year by the amount that the dividends declared and paid for the immediately preceding fiscal year exceed the dividends declared and paid for fiscal year 1995, such options to be vested over 4 years, 25,000 shares each year, commencing on January 1, 1997, and on the first day of each year, until all options vest. The options granted hereunder shall expire on December 31, 2006, regardless of date of vesting or issuance.

         6. PARTICIPATION IN BENEFIT PLANS. The Employee shall be entitled to participate in or receive benefits under all of the Employer's employee benefit plans and arrangements in effect on the date hereof or made available in the future to the executives and key management employees of the Employer, including without limitation, health, medical and retirement plans, and being entitled to be considered for awards under any future stock option plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Notwithstanding the generality of the foregoing, the Employer shall provide the Employee with disability insurance of the choice of the Employee, such premiums to be paid by the Employer upon demand by the Employee. If the Employee becomes disabled during the period of his employment, his salary and other benefits shall continue at the same rate as if the Employee were not disabled. If the Employee receives disability payments from insurance policies paid for by the Employer, the payments to the Employee pursuant to this Agreement during any period of disability shall be reduced by the amount of disability payments received by the Employee under any such insurance policy or policies.

         7. VACATION; DAYS OFF. The Employee shall be entitled to take up to twenty-four -(24) days of vacation, at times to be determined by agreement of the Employee and the Employer. In addition, the Employee may take such time as the Employee determines necessary to attend such meetings as may reflect the interests of the Employer, and the Employer shall reimburse the Employee for all of the expenses incurred thereby.

         8. ILLNESS. The Employee shall be entitled to take up to thirty (30) days of sick leave per year, provided, however, that any prolonged illness resulting in absenteeism greater than the sick leave permitted herein or disability shall not constitute "cause" for termination under the terms of this Agreement.

9. TERMINATION FOR CAUSE.

         (a) The Employee may be terminated immediately following notice by the Employer for "cause." For this purpose the term "cause" shall be determined by the affirmative vote of eighty percent (80.00%) of the members of the Board of Directors of the


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Employer at a special meeting convened specifically for such determination and in the following categories only:

                  (1) The material breach of provisions of this Agreement by the Employee;

                  (2) The arrest and conviction of the Employee for a felony, capital crime or any crime involving moral turpitude, including but not limited to crimes involving illegal drugs, after all appeals; or

                  (3) The commission or participation by the Employee in an injurious act of fraud or dishonesty against the Employer.

         (b) After receipt of notice, unless "cause" is by reason of subsection
(1) or (2), in which case the Employee shall have thirty (30) days to remedy such breach, or if the breach cannot be cured in such thirty (30) day period, to commence to cure, to the satisfaction of the Employer's Board of Directors, if the Employee has not cured such breach to the satisfaction of the Board of Directors at the end of ninety (90) days, the Employer shall give notice of termination to the Employee and the parties shall thereafter be relieved of all further obligations hereunder.

         (c) If this Agreement is not renewed by the Employer for an additional seven (7) year term, the Employer shall pay the Employee severance compensation equal to two (2) years' of the Employee's then current salary, payable in one lump sum upon termination of the then current term.

         l0. RESIGNATION FROM POSITIONS. Any termination of employment under the Agreement, whether or not voluntary, will automatically constitute a resignation of the Employee as to any and all positions held by the Employee as trustee of any qualified or nonqualified trusts for the benefit of employees of the Employer.

11. INFORMATION.

         (a) Without the prior written consent of the Employer or as required by law, the Employee will not, at any time, either during or after his employment by the Employer, directly or indirectly divulge or disclose to any person, firm, association, or Employer, or use for his own benefit, gain, or others, any plans, products, data, results of tests and data, customer lists, or any other trade secrets or confidential materials or like information of the Employer, including (but not by way of limitation) any and all information and instructions, technical or otherwise, prepared or issued for the use of the Employer (collectively, the "Confidential Information"), it being the intent of the Employer, with which intent the Employee hereby agrees to restrict him from dissemination or using any like information that is unpublished or not readily available to the general public.


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         (b) Upon the termination of his employment from all positions by the
Employer, the Employee will immediately deliver to the Employer all lists, books, records, data, and other information (including all copies) of every kind relating to or connected with the Employer and its activities, business, and customers.

         12. NON-COMPETITION. The Employee specifically agrees that, in the case of his voluntary resignation from all of his positions, for a period of one (1) year (the "Non-Competition Period") from and after the time of his voluntary resignation, and subject to the exceptions for the Employee's engagement in other businesses or ventures as described in Section 3, above, the Employee shall not engage, in the United States of America, without the prior written consent of the Board of Directors of the Employer, directly or indirectly, (i) own, control, or participate in the ownership or control of any line of business or enterprise that directly competes with the Employer in any business of the Employer existing or proposed at the time the Employee shall cease to perform services hereunder wherever located; (ii) interfere with or disrupt or attempt to disrupt, or take any action that could reasonably be expected to disrupt, any past or present or prospective relationship, contractual or otherwise, between the Employer and any customer, supplier, sales representative, or employee of the Employer; (iii) directly or indirectly solicit for employment or attempt to employ, or assist any other entity in employing or soliciting for employment, either on a full-time or part-time or consulting basis, any employee or executive (whether salaried or otherwise, union or non-union) who within one (1) year of the time the Employee ceased to perform services hereunder had been employed by the Employer, or (iv) communicate with or solicit any person who was a customer of the Employer or any present or future customer of the Employer (including without limitation customers previously or in the future generated or produced by Employee), in any manner which interferes or might interfere with such customer's relationship with the Employer, or in an effort to obtain such customer as a customer of any person which conducts business competitive with the Employer's business.

         13. TERMINATION WITHOUT CAUSE. In the event the Employee is terminated without cause from any, or all, of his positions, or in the event there is a Change in Control of the Employer (as defined herein), upon termination or upon such Change in Control: (i) all compensation due under the balance of the term of this Agreement or any extension shall be paid to the Employee, (ii) all severance compensation shall be paid to the Employee as if the first term of the Agreement had not been renewed as set forth in Section 9(c), above, (iii) all stock options granted to the Employee shall vest, (iv) the Employer shall pay to the Employee all legal fees and expenses incurred by the Employee as a result of termination or Change in Control (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to enforce any right or benefit provided by this Agreement), and (v) the Employee shall thereby be granted a "put" option giving him the right to tender all of his shares of stock in


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the Employer, whereupon the Employer shall purchase the tendered shares at (a) if the issuer's stock is listed and traded on a securities exchange, at the price per share equal to the average closing price over the forty-five (45) trading days preceding the date the stock is tendered pursuant to this provision, (b) if the issuer's stock is not listed and traded on a securities exchange, the price per share equal to the price per share of a third-party, arms' length sale of stock of Equity One, Inc., in similar quantities, during the six-month period immediately preceding the tender, or (c) if the price cannot be determined pursuant to (a) or (b) above, the fair market value as determined by an appraiser acceptable to both parties. If the parties are unable to appoint or agree upon a mutually acceptable appraiser within ten (10) days after notice is given of the proposed tender, the matter shall be submitted to binding arbitration by the American Arbitration Association who shall appoint one (1) arbitrator pursuant to the Rules of Commercial Arbitration within seven
(7) days after submission and said arbitrator shall determine the fair market value of the Pledged Stock tendered by utilizing a nationally recognized, reputable investment banking firm. The determination of fair market value must be completed within thirty (30) days after the appointment of an arbitrator and the arbitrator's findings shall be final. The proceedings shall take place in Miami, Florida in the English language and each party shall pay one-half (1/2) the cost of the proceedings and the appraisal. The Employee may tender so many of the shares of the Employer's stock as the Employee shall, at his sole option, determine. For purposes of this Agreement, Change in Control is defined as any time that Gazit, Inc. is unable to, directly or indirectly, appoint one-half or more of the members of the Board of Directors of the Employer (except in such case where Gazit, Inc. voluntarily consents to election of a lesser number of directors) or in the event that the Employee is removed as Chairman of the Board of Directors of the Employer.

14. VIOLATIONS OF COVENANTS, ETC.

         (a) The Employee agrees and acknowledges that (i) the services to be rendered by him hereunder are of a special and original character that gives them unique value, (ii) that the provisions of Paragraph 12, above, are, in view of the nature of the business of the Employer, reasonable and necessary to protect the legitimate interests of the Employer, (iii) that his violation of any of the covenants or agreements hereof would cause irreparable injury to the Employer, (iv) that the remedy at law for any violation or threatened violation thereof would be inadequate, and (v) that the Employer shall be entitled to temporary and permanent injunctive or other equitable relief as it may deem appropriate without the accounting of all earnings, profits, and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies available to the Employer. The Employee hereby agrees that in the event of any such violation, the Employer shall be entitled to commence an action in


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any court of appropriate jurisdiction for any such preliminary and permanent injunctive relief and other equitable relief.

         (b) The Employer and the Employee recognize that the laws and public policies of the various states of the United States and the District of Columbia may differ as to the validity and enforceability of certain of the provisions contained herein. It is the intention of the Employer and the Employee that the provision of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be deemed to be invalid or unenforceable, as may be determined by an arbitral tribunal, this Agreement shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

         15. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, return receipt requested, to the parties at the following addresses (or such other address as may be given to the other party in writing):

To the Employer:

                                  ---------------------------------
                                  ---------------------------------
                                  ---------------------------------

To the Employee:

                                  ---------------------------------
                                  ---------------------------------
                                  ---------------------------------


         16. WAIVER OF BREACH. The waiver by the Employer or the Employee of a breach of any condition of the Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.

         17. ASSIGNMENT. Subject to the limitations below, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and permitted assigns. The Employer shall have the right to assign this Agreement and its rights hereunder to any entity resulting from the reorganization, merger or consolidation of the Employer or with any entity to which the Employer may sell all or substantially all of its assets. The Employee acknowledges that his obligations hereunder are personal and unique and agrees that he will not assign this Agreement or any of his rights or obligations hereunder, except that the Employee may assign this Agreement to an entity or entities controlled by the Employee or the Employee's immediate family and, provided, that the Employee


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shall provide the services required hereunder. For purposes of this Section 17, the Employee or his family shall be deemed to be control an entity if the Employee or his immediate family own ten percent (10.00%) or more of the ownership interest of such entity or if Employee or his immediate family have the ability to control the day-to-day affairs of the entity. Any attempted assignment in violation of this Paragraph 17 shall be void.

         18. ATTORNEYS FEES. In the event either party is required to seek legal counsel to enforce the terms and provisions of this Agreement, the prevailing party in any action shall be entitled to recover attorneys fees and costs (including on appeal).

         19. ARBITRATION. Except as to any action commenced pursuant to Paragraph 14, above, in the event of any controversy or claim between the parties to this Agreement arising out of, or relating to, this Agreement, or any breach thereof, whether that claim sounds in tort, contract, or any other legal theory, then that dispute shall be resolved by binding arbitration, and judgment upon the award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitral tribunal shall consist of one member, appointed by agreement between the Parties; failing such agreement, a neutral arbitrator will be appointed by the supervising authority. Arbitration will be held in Miami, Florida, under the Rules of Commercial Arbitration and under the institutional supervision of the American Arbitration Association. The procedural law governing the arbitration shall be the law of Florida; the substantive law applied by the arbitrator shall be the law of Florida. The proceedings shall be conducted in the English language. Attorneys' fees and the costs of the arbitration, including the fees of the arbitrator, shall ordinarily be charged to the unsuccessful party, but the tribunal shall have the power to apportion the legal fees and costs as it deems just.

         20. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties. It may be changed only by agreement in writing signed by both parties.

         21. SURVIVAL. Notwithstanding the termination of the Employee's employment hereunder by the Employer for cause, the obligations under Paragraphs 9(c), 10, 11, 12 and 14 of this Agreement shall survive and remain in full force and effect.

         22. HEADINGS. The headings herein are for convenience of reference only and shall not be deemed to be part of the substance of this Agreement.

         23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed and original but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


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                                           EMPLOYER:

ATTEST:                                    EQUITY ONE, INC., a Maryland

                                           corporation

/s/ ILLEGIBLE                              By: /s/ CHAIM KATZMAN
-----------------------------------        ------------------------------------
                                                Authorized Signatory

WITNESSES:                                 EMPLOYEE:

/s/ ILLEGIBLE

----------------------------------
                                          /s/ CHAIM KATZMAN
----------------------------------        -------------------------------------
                                                CHAIM KATZMAN

The contents of this agreement and its execution and delivery are approved:

                                           Dan Overseas Limited


                GAZIT INC.                 /s/ ILLEGIBLE
                                           ------------------------------------
                                           Authorized Signatory


                                           M.G.N. (Oil & Gas Resources) Ltd.


                                           /s/ ILLEGIBLE
                                           ------------------------------------
                                           Authorized Signatory